EXHIBIT 5.1

September 4, 2015

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”)

One Bryant Park

New York, New York 10036

BMO Capital Markets Corp. (“BMO”)

115 S. Lasalle Street

37th Floor

Chicago, Illinois 60603

J.P. Morgan Securities plc (“JPM”)

25 Bank Street

London, United Kingdom

E14 5JP

RBC Capital Markets, LLC (“RBC”)

200 Vesey Street

8th Floor

New York, NY 10281

(collectively, the “Underwriters”)

Re:

Québec – Issue of US$700,000,000 Medium Term Notes, Series A064, Floating Rate Notes due September 4, 2018 (the “2018 Notes”) pursuant to Québec’s US$5,000,000,000 Medium Term Note Programme for the Issue of Medium Term Notes, Series A, due Nine Months or More from the Date of Issue (the “Notes”) (the “USMTN Programme”)

Dear Sirs:

We have acted as Québec counsel to Québec in connection with the issue and sale of the 2018 Notes pursuant to Québec’s USMTN Programme, as contemplated in the Amended and Restated Distribution Agreement dated January 30, 2015 between Québec and ML, Deutsche Bank Securities Inc, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and RBS Securities Inc. (the “Distribution Agreement”).

VANCOUVER    CALGARY    EDMONTON    SASKATOON    REGINA     LONDON    KITCHENER-WATERLOO    GUELPH    TORONTO    MARKHAM    MONTRÉAL

This opinion is being delivered to you pursuant to Section 5(a)(1) of the Distribution Agreement and the Terms Agreement entered into among Québec, ML, BMO, JPM and RBC dated August 28, 2015 with respect to the 2018 Notes (the “Terms Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

a)

a copy of Registration Statement No. 333-200812 of Québec filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2014, as supplemented by Amendment No. 1 to Registration Statement filed with the SEC on January 20, 2015 (the “Amendment No. 1”) (such Registration Statement and Amendment No. 1 and all materials incorporated therein by reference being hereinafter called the “Registration Statement”);

b)

a copy of the prospectus dated January 29, 2015 forming part of the Registration Statement and all materials incorporated by reference therein and of the prospectus supplement relating to the Notes dated January 30, 2015 (such prospectus, material and prospectus supplement being hereinafter called the “Prospectus”);

c)	a copy of the Preliminary Pricing Supplement dated August 28, 2015 to the Prospectus (the “Preliminary Pricing Supplement”);

d)	a copy of the Free Writing Prospectus dated August 28, 2015 (the “FWP”);

e)	a copy of the Pricing Supplement No. 1 dated August 28, 2015 to the Prospectus (the “Pricing Supplement”);

(the Preliminary Pricing Supplement, the FWP and the Pricing Supplement being sometimes collectively referred to herein as the “Pricing Supplement”);

f)	a signed copy of the Distribution Agreement;

g)

a signed copy of the agreements between Québec and each of BMO, JPM and RBC, dated August 28, 2015, appointing BMO, JPM and RBC as Other Dealers under the Distribution Agreement for the purposes of offering and selling the 2018 Notes;

h)	a signed copy of the Terms Agreement;

i)

a signed copy of the Fiscal Agency Agreement dated May 30, 2002 between Québec and Citibank N.A., as Fiscal Agent as supplemented by the Supplemental Agreement dated December 11, 2003 between Québec and Citibank N.A. (collectively the “Fiscal Agency Agreement”);

j)	a signed copy of the Calculation Agency Agreement (the “Calculation Agency Agreement”) dated December 11, 2003 between Québec and Citibank N.A., as Calculation Agent;

k)

the global certificates representing the 2018 Notes executed by Québec (the “Global Notes”) and delivered on September 4, 2015 to Citibank N.A. pursuant to the Fiscal Agency Agreement, as evidenced by a receipt dated the same date;

l)

a copy of Order in Council 691-99 passed by the Gouvernement du Québec on June 16, 1999 to authorize the issuance and sale of the Notes (the “Order in Council 691-99”), as certified by an authorized representative of Québec as of the date hereof;

m)

a copy of Order in Council 1056-2012 passed by the Gouvernement du Québec on November 14, 2012 (the “Order in Council 1056-2012”) to authorize, inter alia, the increase of the aggregate principal amount of the Notes outstanding at any one time up to US$5,000,000,000 and the replacement of Order in Council 691-99 (Order in Council 1056-2012 and Order in Council 691-99 being collectively the “Orders in Council”), as certified by an authorized representative of Québec as of the date hereof;

n)

a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec, dated July 7, 2003 (the “Ministerial Order FIN-3”) authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a copy of ministerial order No. FIN-11 of the Minister of Finance of Québec, dated June 12, 2012 (the “Ministerial Order FIN-11”), authorizing the creation of a sinking fund (Ministerial Order FIN-3 and Ministerial Order FIN-11 being collectively referred to herein as the “Ministerial Orders”), as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

o)

a signed copy of a letter dated August 31, 2015 addressed to Mr. Jean-Claude Lauzon, Delegate General in New York, authorizing certain persons to sign on behalf of Québec all documents relating to the issuance and sale of the 2018 Notes;

p)	a certificate dated September 4, 2015 of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(b) of the Distribution Agreement;

q)	a certificate dated September 4, 2015 of an authorized representative of the Ministère des Finances of Québec as to the amount of other debt securities of Québec outstanding on the date hereof;

r)	a certificate dated September 4, 2015 of the Secretary to the Ministère des Finances of Québec as to the authorized officials (signatures) of Québec, their titles and specimen signatures;

s)	the Financial Administration Act (Québec), the Civil Code of Québec and the Code of Civil Procedure of Québec;

t)	the Taxation Act (Québec) and Income Tax Act (Canada) and the regulations adopted thereunder;

u)	the English translations of the Orders in Council and the Ministerial Orders (the “English translations”); and

v)	such other documents and legislation as we have considered necessary or appropriate to examine for the purpose of this opinion.

Based on the foregoing and subject to the assumptions and qualifications below, we are of the following opinion:

(i)

the creation, execution and sale of the 2018 Notes have been duly authorized by Québec and the Global Notes have been duly executed by Québec in accordance with the laws of Québec in effect on the date hereof, the Orders in Council and the Ministerial Order FIN-3. When the Global Notes are duly authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Global Notes, the Distribution Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Calculation Agency Agreement and the covenants therein contained will constitute valid and legally binding, direct and unconditional general obligations of Québec, for the payment and performance of which the full faith and credit of Québec will be pledged; and the Global Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph (v) herein, and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

1.	the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.

the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

3.	a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

4.	the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce obligations resulting from the taxation laws of Québec; or

5.	the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

(ii)

the 2018 Notes rank equally among themselves and with the other debt securities issued by Québec and outstanding on the date hereof and all funds required to make payments in respect of the 2018 Notes will be taken out of the Consolidated Revenue Fund of Québec;

(iii)

the Distribution Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Calculation Agency Agreement have been duly authorized, executed and delivered by Québec in accordance with the Orders in Council and the Ministerial Orders;

(iv)

all necessary actions have been duly taken by or on behalf of Québec and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by Québec of the Distribution Agreement, the Terms Agreement, the Fiscal Agency Agreement, the Calculation Agency Agreement and the 2018 Notes, and for the issuance and sale of the Global Notes pursuant to the Distribution Agreement, the Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefor;

(v)

Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Distribution Agreement, the Terms Agreement, the Fiscal Agency Agreement and the 2018 Notes, subject to the following qualifications:

1.

the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

2.	the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment;

(vi)

the English translations of the Orders in Council and Ministerial Orders (copies of which are attached as Schedule A hereto), authorizing the issuance and sale of the 2018 Notes on the terms set forth herein and in the Terms Agreement, are exact translations and are not susceptible to any materially different interpretation with respect to any material matter therein;

(vii)

based on our participation in conferences and discussions with representatives of Québec, your representatives and your counsel during the course of the preparation of the Registration Statement, the Prospectus and the Pricing Supplement, during which the contents of the Prospectus, the Pricing Supplement and certain related matters were discussed and based upon our examination of the documents referred to above, we have no reason to believe that,

(A)

as of August 28, 2015, the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(B)

as of 1:05 p.m. on August 28, 2015, the Prospectus and the FWP contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(C)

as of August 28, 2015, the Prospectus and the Pricing Supplement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

we also advise you that nothing came to our attention in the course of the procedures described in this paragraph (vii) that has caused us to believe that the Prospectus and the Pricing Supplement, as of the time of delivery of this opinion letter, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for financial statements and other financial data or statistical data included therein or excluded therefrom, as to which we express no belief and make no statement); the descriptions in the Registration Statement, the Prospectus and the Pricing Supplement of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and we do not know of any legal or governmental proceedings required to be described in the Prospectus and the Pricing Supplement which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statement or the Prospectus or the Pricing Supplement or to be filed as exhibits to the Registration Statement which are not described and filed as required; and

(viii)

our opinion with respect to Canadian taxes under the captions “Description of the Securities – Debt Securities – Canadian Taxes on Debt Securities” and “Canadian Tax Considerations” in the Prospectus is accurately described therein.

The foregoing opinions are subject to the following assumptions and qualifications:

a)

we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

b)

we have assumed that there is no agreement, waiver, course of dealing or other facts or circumstances since the date of execution of the Fiscal Agency Agreement and the Calculation Agency Agreement that had or may have had the effect of modifying or limiting the enforceability of such agreements;

c)	we have assumed that all facts set forth in the certificates supplied by Québec are complete, true and accurate;

d)

we have assumed that the Distribution Agreement, the Terms Agreement, the Fiscal Agency Agreement and the Calculation Agency Agreement have been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than Québec;

e)

we have assumed that, insofar as any obligation fails to be performed in any jurisdiction outside Québec, its performance would not be illegal or ineffective by virtue of the laws of that jurisdiction;

f)

the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein and we have relied as to matters of United States law and procedure upon the opinion of Sullivan & Cromwell LLP, your United States counsel, delivered to you this day;

g)

we do not express any opinion or belief as to the financial statements or other financial data contained in the Registration Statement, the Prospectus, the Prospectus Supplement and the Pricing Supplement and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein except for those made in the Prospectus under the captions “Description of the Securities”, “Description of the Notes” and “Plan of Distribution” insofar as they relate to provisions of documents therein described and to the Notes;

h)

insofar as the foregoing opinions relate to the due execution of the Global Notes, we have examined only the Global Notes referred to in paragraph (l) above, and have assumed (without independently verifying the assumptions) that the certificate of authentication on the Global Notes has been manually signed on behalf of the Registrar (as defined in the Fiscal Agency Agreement) by a person duly authorized for such purpose;

i)

the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction;

j)

the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances;

k)	rights to indemnity and contribution may be limited by applicable law; and

l)	under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

The foregoing opinions are expressed solely for the benefit of the addressees in connection with the issue of the 2018 Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,

/s/ Miller Thomson LLP